UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

DESKTOP METAL, INC.

(Exact name of registrant as specified in charter)

Delaware	83-2044042
(State of incorporation	(IRS Employer
or organization)	Identification No.)

63 Third Avenue Burlington, Massachusetts 01803
(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable

(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

This Form 8-A/A is filed by Desktop Metal, Inc. (the “Company”) to supplement and amend the information set forth on the Form 8-A filed by the Company on May 30, 2023.

Item 1. Description of Registrant’s Securities to be Registered

On October 9, 2023, the Company and Continental Stock Transfer & Trust Company, as rights agent (the “Rights Agent”), entered into an amendment (the “Rights Agreement Amendment”) to that certain Rights Agreement (the “Rights Agreement”), dated as of May 26, 2023, between the Company and the Rights Agent. The Rights Agreement Amendment accelerates the expiration of the Company’s preferred share purchase rights (the “Rights”) under the Rights Agreement by amending the definition of “Final Expiration Date” under the Rights Agreement to mean “October 9, 2023.” Accordingly, the Rights which were previously dividended to holders of record of the common shares, par value $0.0001 per share, of the Company shall expire as of the close of business on October 9, 2023 upon the expiration of the Rights Agreement and no person shall have any rights pursuant to the Rights Agreement or the Rights.

This foregoing description is only a summary, and is not complete, and should be read together with the entire Rights Agreement Amendment. The Rights Agreement specifying the terms of the Rights and the Rights Agreement Amendment are incorporated herein by reference as exhibits to this registration statement. The foregoing summary of the Rights Agreement Amendment is qualified in its entirety by reference to such exhibits.

Item 2. Exhibits

1.	Rights Agreement, dated as of May 26, 2023, between Desktop Metal, Inc. and Continental Stock Transfer & Trust Company, which includes the Form of Certificate of Designations of Series A Junior Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K dated May 26, 2023 of Desktop Metal, Inc.).

2.	Amendment to Rights Agreement, dated as of October 9, 2023, between Desktop Metal, Inc. and Continental Stock Transfer & Trust Company (incorporated herein by reference to Exhibit 4.1 of the Report on Form 8-K dated October 9, 2023 of Desktop Metal, Inc.).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Desktop Metal, Inc.

Date:	October 10, 2023	/s/ Meg Broderick
Name: Meg Broderick
Title: General Counsel and Corporate Secretary